Exhibit 77(q)(1)

                                    Exhibits

(a)(1) Re-Designation of Classes of Shares of Beneficial Interest $1.00 Par Value, effective April 30, 2004 filed herein.

(e)(1) Amended Schedule A to the Investment Management Agreement between ING VP Money Market Portfolio and ING Investments, LLC filed herein.

(e)(2) Amended Schedule A to the Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc. filed herein.